Change Healthcare Inc.

424 Church Street, Suite 1400

Nashville, Tennessee 37219

June 24, 2022

Change Healthcare Performance Stock Unit Participant,

The Compensation Committee of the Board of Directors (the “Compensation Committee”) of Change Healthcare Inc. (the “Company”) made a decision to modify the vesting terms of the Performance Stock Units (PSUs) you were granted in 2019 under the 2019 Omnibus Incentive Plan. The Performance Stock Units granted in 2019 become earned based on achievement of company performance conditions for FY2020 through FY2022.

The following information summarizes the changes made by the Compensation Committee to the PSUs granted in 2019:

Performance Stock Units (PSUs)

As you know, the PSUs granted in 2019 are subject to the Performance Conditions set forth in the PSU Grant Notice for the award. The complete Performance Conditions are available for your review in your E*TRADE Stock Plan Account.

The Performance Conditions for the PSUs include the two PSU performance conditions, below:

•	60% of Total PSUs granted (Tranche I) were based on CAGR (Revenue)
•	40% of Total PSUs granted (Tranche II) were based on CAGR (Adjusted EBITDA)

The original vesting schedule for the PSUs provides that they will become earned (“Earned PSUs”) based on achievement of the Performance Conditions with respect to the Performance Period, in each case, as set forth below:

Performance Period: April 1, 2019 to March 31, 2022

Performance Condition:

The Number of PSUs in each of the performance conditions  that become Earned PSUs shall be  based on the achievement of the Performance Conditions set forth in  the PSU Grant Notice.

On June 1, 2022, the Compensation Committee certified both Performance Conditions at target performance, resulting in 100% of the Total PSUs granted being Earned PSUs.

In addition, the Compensation Committee determined that the Earned PSUs will become vested on the third anniversary of the Vesting Commencement Date  (the “Vesting Date”), rather than the fourth anniversary of the Vesting Commencement

Date.  This means that the Earned PSUs will vest on July 2, 2022, subject to your continued employment or service through such date (except as otherwise provided in the PSU Grant Notice with respect to a termination of employment or service prior to the Vesting Date).

If you have any questions, please reach out to the Equity team at Long-termincentive @changehealthcare.com.

Sincerely,

Change Healthcare, Inc.

/s/ Neil de Crescenzo

Neil de Crescenzo

President and Chief Executive Officer